CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 19, 2013, relating to the financial statements and financial highlights, which appear in the October 31, 2013 Annual Report to Shareholders of Columbia Absolute Return Currency and Income Fund, Columbia Asia Pacific ex-Japan Fund, Columbia Emerging Markets Bond Fund, Columbia European Equity Fund, Columbia Global Bond Fund, Columbia Global Equity Fund and Columbia Seligman Global Technology Fund (seven of the funds constituting Columbia Funds Series Trust II), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 27, 2014